Exhibit 10.5

                            PLAYBOY ENTERPRISES, INC.

                                  May 24, 1999

Herb Laney
Playboy Enterprises, Inc.
680 North Lake Shore Drive
Chicago, IL. 60611

Dear Herb:

This is to confirm the following new compensation arrangements which we have put in place for you:

1. If all or any portion of the Catalog Group is sold during the term of your employment, you will receive two and one-half percent (2.5%) of the book gain which Playboy Enterprises, Inc. ("Playboy") realizes on such sale or sales. Book gain means the excess of the fair market value of the total consideration received by Playboy over the book value of the assets sold. You and Playboy have agreed on the amount of the approximate book value for the two Catalog Group businesses which are most likely to be sold (i.e., the "Critics' Choice" video and "Collectors' Choice" music businesses) as of June 30, 1998. That book value, and the corresponding calculation of the book gain, will be subject to adjustment for legal, investment banking and accounting fees incurred and to be incurred in connection with a sale or sales, as well as any other adjustments in accordance with generally accepted accounting principles. In the event of a partial sale, book value and all relevant adjustments will be allocated in a reasonable manner. Your 2.5% of book gain will be paid to you in cash when and as Playboy receives the consideration for the sale or sales.

2. If the buyer of all or a portion of the Catalog Group does not hire you and Playboy terminates your employment, Playboy will pay you twelve (12) months severance at your then current salary.

3. If you are offered a job by the buyer of all or a portion of the Catalog Group and you accept employment with that buyer, you will be entitled to receive from Playboy only the payment described in paragraph 1. above. If you choose not to work for that buyer, you will be entitled to terminate your employment with Playboy upon the closing of the sale of all or any portion

May 24, 1999
Herb Laney
Page Two

      of the Catalog Group (the "Closing") and, if you so terminate, you will receive from Playboy twelve (12) months severance at your then current salary starting upon the Closing and payable monthly in accordance with Playboy's ordinary practices.

4. In the event of a sale that results in your termination/separation from employment with Playboy, you will be entitled to exercise for three (3) months after the date of termination/separation those Playboy stock options in which you were fully vested on the effective date of the termination/separation.

5. If your termination/separation from employment with Playboy occurs in the last quarter of our fiscal year, Playboy will also pay you a pro rata portion of your incentive compensation for that fiscal year (at the time incentive compensation is payable to other executives at Playboy).

If you agree that the foregoing properly describes the additional arrangements, please sign, date and return to me the enclosed copy of this letter. You are also, of course, welcome to call me with any questions about these arrangements.

                                           Very truly yours,

                                           PLAYBOY ENTERPRISES, INC.


                                           /s/ Howard Shapiro

                                           Howard Shapiro
                                           Executive Vice President

ACCEPTED AND AGREED TO:


/s/ Herb Laney
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       Herb Laney


Date       6-2-99
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